UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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☐	Soliciting Material under §240.14a-12

Diffusion Pharmaceuticals Inc.
(Name of Registrant as Specified In Its Charter)

Not Applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Diffusion Pharmaceuticals Inc.
1317 Carlton Avenue, Suite 200

Charlottesville, Virginia 22902

April 30, 2019

Dear Fellow Stockholders:

We are pleased to invite you to join us for the Diffusion Pharmaceuticals Inc. Annual Meeting of Stockholders to be held on Thursday, June 13, 2019, at 9:00 a.m., Eastern Time, at the Company’s offices located at 1317 Carlton Avenue, Suite 200, Charlottesville, Virginia 22902. Details about the meeting, nominees for election to the Board of Directors and other matters to be acted on at the meeting are presented in the Notice of Annual Meeting of Stockholders and proxy statement that follow.

It is important that your shares be represented at the meeting, regardless of the number of shares you hold. Accordingly, please exercise your right to vote by completing, signing, dating and returning your proxy card, or by using Internet or telephone voting as described in the accompanying proxy statement, or by following the instructions for voting on the Notice Regarding the Availability of Proxy Materials you received for the meeting.

On behalf of the Board of Directors and management of Diffusion Pharmaceuticals Inc., it is my pleasure to express our appreciation for your support.

Sincerely,

/s/ David G. Kalergis

David G. Kalergis
Chairman and Chief Executive Officer

Your vote is important. Please exercise your right to vote as soon as possible by completing, signing, dating and returning your proxy card, or by using Internet or telephone voting as described in the accompanying proxy statement. By doing so, you may save us the expense of additional solicitation.

You can help us make a difference by eliminating paper proxy mailings. With your consent, we will provide all future proxy materials electronically. Instructions for consenting to electronic delivery can be found on your proxy card or at www.proxyvote.com. Your consent to receive stockholder materials electronically will remain in effect until canceled.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, JUNE 13, 2019

To the Stockholders of Diffusion Pharmaceuticals Inc.:

The Annual Meeting of Stockholders of Diffusion Pharmaceuticals Inc., a Delaware corporation (“Diffusion”, “Company”, “we” or “us”), will be held Thursday, June 13, 2019 at 9:00 a.m., Eastern Time, at the Company’s offices located at 1317 Carlton Avenue, Suite 200, Charlottesville, Virginia 22902 for the following purposes:

1.	To elect five persons to serve as directors until our next annual meeting of stockholders or until their respective successors are elected and qualified.

2.	To ratify the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2019.

3.	To approve, on an advisory basis, the compensation of our named executive officers during the year ended December 31, 2018, as disclosed in the accompanying proxy statement.

4.	To transact such other business as may properly come before the meeting or any adjournment of the meeting.

Only stockholders of record at the close of business on April 23, 2019 will be entitled to notice of, and to vote at, the meeting and any adjournments thereof. A stockholder list will be available at Diffusion’s corporate offices beginning ten (10) days prior to the date of the meeting during normal business hours for examination by any stockholder registered on Diffusion’s stock ledger as of the record date for any purpose germane to the meeting.

Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to Be Held on Thursday, June 13, 2019

Our proxy statement and annual report to stockholders, which includes our annual report on Form 10-K for the fiscal year ended December 31, 2018, are available at www.proxyvote.com.

By Order of the Board of Directors, /s/ William Hornung William Hornung Chief Financial Officer

April 30, 2019

Charlottesville, Virginia

TABLE OF CONTENTS

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING	1
Why am I receiving these materials?	1
When and Where Will the Annual Meeting Be Held?	1
What are the Purposes of the Annual Meeting?	1
Who is Entitled to Vote at the Annual Meeting?	2
How Do I Vote My Shares?	2
How Will My Shares Be Voted?	2
How Does the Board Recommend that I Vote?	3
How Can I Revoke or Change My Vote?	3
Who is Paying for This Proxy Solicitation?	3
How Many Shares Must Be Present to Hold the Annual Meeting?	3
What Vote is Required for Each Proposal?	4
Who Will Count the Votes?	4
Whom Do I Contact if I Have Questions Regarding the Annual Meeting?	4
Are There Any Matters to be Voted on at the Annual Meeting that are not Included in this Proxy Statement?	4
How Will Business Be Conducted at the Annual Meeting?	4

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	4

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	6
Section 16(a) Beneficial Ownership Reporting Compliance	7

CORPORATE GOVERNANCE	7
Introduction	7
Corporate Governance Guidelines	7
Director Independence	8
Board Leadership Structure	8
Executive Sessions	8
Board Meetings and Attendance	8
Board Committees	8
Audit Committee	9
Compensation Committee	9
Nominating and Corporate Governance Committee	11
Board Oversight of Risk	13
Audit Committee Report	14
Policy Regarding Director Attendance at Annual Meetings of Stockholders	14
Process Regarding Stockholder Communications with Board	14

PROPOSAL NO. 1 ELECTION OF DIRECTORS	15
Number of Directors	15
Nominees for Director	15
Information About Current Directors and Board Nominees	15
Additional Information About Current Directors and Board Nominees	15
Board Recommendation	17

PROPOSAL NO. 2 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	18
Selection of Independent Registered Public Accounting Firm	18
Independent Auditor’s Fees	18
Pre-Approval Policies and Procedures	18
Board Recommendation	18

PROPOSAL NO. 3 ADVISORY VOTE ON EXECUTIVE COMPENSATION	19
Introduction	19
Proposed Resolution	20
Board Recommendation	20

EXECUTIVE COMPENSATION	21
Summary Compensation Table	21
Employment Agreements	22
Other Compensatory Arrangements	23
Indemnification Agreements	23
Outstanding Equity Awards at Fiscal Year End	23

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END	24
401(k) Retirement Plan	25
Post-Termination Severance and Change in Control Arrangements	25

DIRECTOR COMPENSATION	26
Overview of Director Compensation Program	26
Cash Compensation	26
Long-Term Equity-Based Incentive Compensation	27
Indemnification Agreements	27
Summary Director Compensation Table for Fiscal 2018	27

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	28

OTHER MATTERS	28
Stockholder Proposals for 2020 Annual Meeting and Director Nominations	28
Annual Report	29
Householding of Annual Meeting Materials	29
Cost and Method of Solicitation	29

As used in this proxy statement, references to “Diffusion,” the “Company,” “we,” “us,” “our” and similar references refer to Diffusion Pharmaceuticals Inc. and our consolidated subsidiaries, the term “common stock” refers to our common stock, par value $0.001 per share.

ii

1317 Carlton Avenue, Suite 200

Charlottesville, Virginia 22902

__________________

PROXY STATEMENT FOR
ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, JUNE 13, 2019

__________________

The Board of Directors (the “Board”) of Diffusion Pharmaceuticals Inc. (“Diffusion”, the “Company”, “we”, or “us”) is using this proxy statement to solicit your proxy for use at the Diffusion Pharmaceuticals Inc. 2019 Annual Meeting of Stockholders to be held at 9:00 a.m., Eastern Time, on Thursday, June 13, 2019 (the “Annual Meeting”). The Board expects to make available electronically or to send to our stockholders the Notice of Annual Meeting of Stockholders, this proxy statement and a form of proxy on or about April 30, 2019.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these materials?

We have sent you this proxy statement and the enclosed proxy card because the Board is soliciting your proxy to vote at the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

When and Where Will the Annual Meeting Be Held?

The Annual Meeting of Stockholders of Diffusion Pharmaceuticals Inc. will be held on Thursday, June 13, 2019, at 9:00 a.m., Eastern Time, at the Company’s offices located at 1317 Carlton Avenue, Suite 200 Charlottesville, Virginia 22902.

What are the Purposes of the Annual Meeting?

The purposes of the Annual Meeting are to vote on the following items:

1.	To elect five persons to serve as directors until our next annual meeting of stockholders or until their respective successors are elected and qualified.

2.	To ratify the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2019.

3.	To approve, on an advisory basis, the compensation of our named executive officers during the year ended December 31, 2018, as disclosed in the accompanying proxy statement.

4.	To transact such other business as may properly come before the meeting or any adjournment of the meeting.

Who is Entitled to Vote at the Annual Meeting?

Stockholders of record at the close of business on April 23, 2019 (the “Record Date”) will be entitled to notice of and to vote at the meeting or any adjournment of the Annual Meeting. As of the Record Date, there were 3,379,345 shares of our common stock outstanding. Each share of our common stock is entitled to one vote on each matter to be voted on at the Annual Meeting.

How Do I Vote My Shares?

Your vote is important. Whether you hold shares directly as a stockholder of record or beneficially in “street name” (through a broker, bank or other nominee), you may vote your shares without attending the Annual Meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee.

If you are a stockholder whose shares are registered in your name, you may vote your shares in person at the meeting or by one of the three following methods:

●	Vote by Internet, by going to the web address http://www.proxyvote.com and following the instructions for Internet voting shown on your proxy card.

●	Vote by Telephone, by dialing 1-800-690-6903 and following the instructions for telephone voting shown on your proxy card.

●	Vote by Proxy Card, by completing, signing, dating and mailing the enclosed proxy card in the envelope provided. If you vote by Internet or telephone, please do not mail your proxy card.

If your shares are held in street name, you may receive a separate voting instruction form or you may need to contact your broker, bank or other nominee to determine whether you will be able to vote electronically using the Internet or telephone.

The deadline for voting by telephone or by using the Internet is 11:59 p.m., Eastern Time, on Wednesday, June 12, 2019. Please see your proxy card or the information your bank, broker or other holder of record provided to you for more information on your options for voting.

How Will My Shares Be Voted?

If you return your signed proxy card or use Internet or telephone voting before the Annual Meeting, the named proxies will vote your shares as you direct.

For Proposal No. 1—Election of Directors, you may:

●	Vote FOR all five of the nominees for director;

●	WITHHOLD your vote from all five of the nominees for director; or

●	WITHHOLD your vote from one or more of the five nominees for director that you designate.

For Proposal No. 2—Ratification of Selection of Independent Registered Public Accounting Firm, Proposal and Proposal No. 3 – Advisory Vote on Executive Compensation:

●	Vote FOR the proposal;

●	Vote AGAINST the proposal; or

●	ABSTAIN from voting on the proposal.

If you send in your proxy card or use Internet or telephone voting, but you do not specify how you want to vote your shares, the proxies will vote your shares:

●	FOR all five of the nominees for director in Proposal No. 1— Election of Directors;

●	FOR Proposal No. 2—Ratification of Selection of Independent Registered Public Accounting Firm; and

●	FOR Proposal No. 3—Advisory Vote on Executive Compensation.

How Does the Board Recommend that I Vote?

The Board recommends that you vote:

●	FOR all five of the nominees for director in Proposal No. 1—Election of Directors;

●	FOR Proposal No. 2—Ratification of Selection of Independent Registered Public Accounting Firm; and

●	FOR Proposal No. 3—Advisory Vote on Executive Compensation.

How Can I Revoke or Change My Vote?

If you are a stockholder whose shares are registered in your name, you may revoke your proxy at any time before it is voted by one of the following methods:

●

Submitting another proper proxy with a more recent date than that of the proxy first given by following the Internet or telephone voting instructions or completing, signing, dating and returning a proxy card to us;

●	Sending written notice of revocation to our Corporate Secretary; or

●	Attending the Annual Meeting and voting by ballot.

If you hold your shares through a broker, bank or other nominee, you may revoke your proxy by following instructions your broker, bank or other nominee provides.

Who is Paying for This Proxy Solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the reasonable cost of forwarding proxy materials to beneficial owners.

How Many Shares Must Be Present to Hold the Annual Meeting?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority (1,689,673 shares) of the outstanding shares of our common stock as of the Record Date will constitute a quorum for the transaction of business at the Annual Meeting. In general, shares of our common stock represented by a properly signed and returned proxy card will be counted as shares present and entitled to vote at the Annual Meeting for purposes of determining a quorum. Shares represented by proxies marked “Abstain” and “broker non-votes” are counted in determining whether a quorum is present. A “broker non-vote” is a proxy returned by a broker on behalf of its beneficial owner customer that is not voted on a particular matter because voting instructions have not been received by the broker from the customer, and the broker does not have discretionary authority to vote on behalf of such customer on such matter. If there is not a quorum, a majority of the shares of our common stock present at the Annual Meeting may adjourn the Annual Meeting to a later date.

What Vote is Required for Each Proposal?

Assuming a quorum is represented at the Annual Meeting, either in person or by proxy, the following table summarizes the vote threshold required for approval of each proposal and the effect on the outcome of the vote of abstentions and uninstructed shares by brokers (referred to as broker non-votes).

Proposal Number	Item	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Vote
1	Election of Directors	Plurality of the votes cast	No effect	Not voted/No effect
2	Ratification of Selection of Independent Registered Public Accounting Firm	Majority of shares present in person or represented by proxy and entitled to vote	Counted “against”	Shares may be voted by brokers in their discretion, but any non-votes have no effect
3	Advisory Vote on Executive Compensation	Majority of shares present in person or represented by proxy and entitled to vote	Counted “against”	Not voted/No effect

Who Will Count the Votes?

We currently expect that Broadridge Financial Solutions, Inc. will tabulate the votes and our Corporate Secretary will be our inspector of elections for the Annual Meeting.

Whom Do I Contact if I Have Questions Regarding the Annual Meeting?

If you have questions about the Annual Meeting or would like additional copies of this Proxy Statement, you should contact our Chief Financial Officer, William Hornung, at 1317 Carlton Avenue, Suite 200, Charlottesville, Virginia 22902.

Are There Any Matters to be Voted on at the Annual Meeting that are not Included in this Proxy Statement?

We currently are not aware of any business to be acted upon at the Annual Meeting other than that described in this proxy statement. If, however, other matters properly are brought before the Annual Meeting, or any adjournment or postponement of the Annual Meeting, your proxy includes discretionary authority on the part of the individuals appointed to vote your shares or act on those matters according to their best judgment, including to adjourn the Annual Meeting if a quorum is not present.

How Will Business Be Conducted at the Annual Meeting?

The presiding officer at the Annual Meeting will determine how business at the meeting will be conducted. Only nominations and other proposals brought before the Annual Meeting in accordance with the advance notice and information requirements of our Amended and Restated Bylaws will be considered, and no such nominations or other proposals were received. In order for a stockholder proposal to have been included in our proxy statement for the Annual Meeting, our Corporate Secretary must have received such proposal a reasonable period of time before we began to print and send our proxy materials. Under our Amended and Restated Bylaws, complete and timely written notice of a proposed nominee for election to the Board at the Annual Meeting or a proposal for any other business to be brought before the Annual Meeting must have been received by our Corporate Secretary not later than February 13, 2019, and must have contained the specific information required by our Amended and Restated Bylaws, in order to be included in this proxy statement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are subject to the safe harbor created by those sections. We have identified some of these forward-looking statements with words like “believe,” “may,” “could,” “would,” “might,” “possible,” “potential,” “will,” “should,” “expect,” “intend,” “plan,” “predict,” “anticipate,” “estimate” and “continue”, the negative of these words, other words and terms of similar meaning and the use of future dates. Forward-looking statements involve risks and uncertainties. These uncertainties include factors that affect all businesses as well as matters specific to us. Forward-looking statements by their nature address matters that are, to differing degrees, uncertain. Uncertainties and risks may cause our actual results to be materially different than those expressed in or implied by our forward-looking statements. For us, particular uncertainties and risks include, among others, our ongoing and planned preclinical development and clinical trials, the timing of and our ability to make regulatory filings and obtain and maintain regulatory approvals for our product candidates, our intellectual property position, the degree of clinical utility of our products, particularly in specific patient populations, our ability to develop commercial functions, expectations regarding clinical trial data, our results of operations, cash needs, financial condition, liquidity, prospects, growth and strategies, the industry in which we operate and the trends that may affect the industry or us and other risks and uncertainties described in our filings with the Securities and Exchange Commission (the “SEC”), including our most recent annual report on Form 10-K. All forward-looking statements in this proxy statement speak only as of the date of this proxy statement and are based on our current beliefs and expectations. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as otherwise required by law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Based on information available to us and filings with the SEC, the following table sets forth certain information regarding the beneficial ownership (as defined by Rule 13d-3 under the Exchange Act) of our outstanding common stock as of the Record Date for (i) each of our current directors and nominees; (ii) each of our current named executive officers (as defined in Item 402(a)(3) of Regulation S-K under the Exchange Act); and (iii) all of our current directors and executive officers as a group. As of the Record Date, no beneficial owner owned 5% or more of the shares of common stock then outstanding.

Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC and include voting or investment power with respect to shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, shares of common stock issuable under stock options or warrants that are exercisable or convertible within 60 days of the Record Date are deemed outstanding for the purpose of computing the beneficial ownership percentage of the holder thereof, but are not deemed outstanding for the purpose of computing the beneficial ownership percentage of any other person. Ownership is based upon information provided by each respective director and officer, Forms 3 and 4, Schedules 13D and 13G and other public documents filed with the SEC for some of the stockholders, which information may not be accurate as of the Record Date.

Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over their shares of common stock, except for those jointly owned with that person’s spouse. Unless otherwise indicated below, the address of each person listed on the table is c/o Diffusion Pharmaceuticals Inc. 1317 Carlton Avenue, Suite 200, Charlottesville, Virginia 22902.

Name and Address of Beneficial Owner	Number (1)	Percentage of total Voting Power (2)
Current Directors
David G. Kalergis (3)	30,871	*
John L. Gainer, Ph.D. (4)	40,411	1.2%
Mark T. Giles (5)	66,508	1.9%
Alan Levin (6)	13,721	*
Robert Adams (7)	16,882	*
Executive Officers
William K. Hornung(8)	3,866	*
Thomas Byrne (9)	20,827	*
Ben L. Shealy (8)	10,171	*
All current directors and executive officers as a group (seven persons) (10)	193,806	5.6%

*	Indicates less than 1%.

(1)

Represents shares of common stock held as of the Record Date plus shares of common stock that may be acquired upon exercise of options, warrants and other rights exercisable within sixty (60) days of the Record Date.

(2)

Based on shares of common stock that were issued and outstanding as of the Record Date. The percentage ownership and voting power for each person (or all directors and executive officers as a group) is calculated by assuming (i) the exercise or conversion of all options, warrants and convertible securities exercisable or convertible within sixty (60) days of the Record Date held by such person and (ii) the non-exercise and non-conversion of all outstanding warrants, options and convertible securities held by all other persons (including our other directors and executive officers).

(3)

Consists of (a) 4,578 shares held directly by Mr. Kalergis directly, (b) 493 shares held by Mr. Kalergis’ wife, (c) 2,551 shares held jointly with Mr. Kalergis’ wife and (d) 23,249 shares of common stock issuable upon the exercise of options exercisable within 60 days of the Record Date.

(4)

Consists of (a) 4,389 shares held by the John L. Gainer Declaration of Trust dated February 19, 2008 and (b) 16,022 shares of common stock issuable upon the exercise of options exercisable within 60 days of the Record Date. Dr. Gainer is a trustee of the revocable trust, and, as such, may be deemed to share beneficial ownership of such shares. Dr. Gainer expressly disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein.

(5)

Consists of (a) 294 shares held for the benefit of Mr. Giles in his individual retirement account, (b) 53,513 shares held by MTG Investment Holdings, LLC and (c) 12,701 shares of common stock issuable upon the exercise of options exercisable within 60 days of the Record Date. Mr. Giles is the sole member of MTG Investment Holdings, LLC and may be deemed to be the beneficial owner of such securities. Mr. Giles disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.

(6)	Consists of (a) 1,654 shares held by Mr. Levin directly and (b) 12,067 shares of common stock issuable upon the exercise of options exercisable within 60 days of the Record Date.
(7)

Consists of (a) 1,706 shares held directly by Mr. Adams directly, (b) 631 shares held jointly with Mr. Adams’ wife, (c) 1,260 shares held for the benefit of Mr. Adams in his 401(k) retirement account and (d) 13,285 shares of common stock issuable upon the exercise of options exercisable within 60 days of the Record Date.

(8)	Consists of shares of common stock issuable upon the exercise of options exercisable within 60 days of the Record Date.
(9)	Consists of (a) 9,280 shares held by Mr. Byrne directly and (b) 11,547 shares of common stock issuable upon the exercise of options exercisable within 60 days of the Record Date.
(10)

Excludes shares of common stock beneficially owned by Mr. Shealy, who is not an executive officer of the Company as of the Record Date. Includes 92,737 shares of common stock issuable upon the exercise of options exercisable within 60 days of the Record Date.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and all persons who beneficially own more than 10 percent of the outstanding shares of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Directors, executive officers and greater than 10 percent beneficial owners also are required to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based on a review of the copies of such reports and amendments to such reports furnished to us with respect to the year ended December 31, 2018, and based on written representations by our directors and executive officers, all required Section 16 reports under the Exchange Act, for our directors, executive officers and beneficial owners of greater than 10 percent of our common stock were filed on a timely basis during the year ended December 31, 2018.

CORPORATE GOVERNANCE

Introduction

Our common stock is currently listed for quotation on The NASDAQ Capital Market under the symbol “DFFN.” As required by the Listing Rules of The NASDAQ Capital Market, the Board has adopted certain governance standards, including its standard of independence.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines, a copy of which can be found on the Investor Relations—Corporate Governance section of our corporate website at www.diffusionpharma.com. Among the topics addressed in our Corporate Governance Guidelines are:

● Board size, composition and qualifications;

● Selection of directors;

● Board leadership;

● Board committees;

● Board and committee meetings;

● Executive sessions of outside directors;

● Meeting attendance by directors and non-directors;

● Appropriate information and access;

● Ability to retain advisors;

● Conflicts of interest and director independence;

● Board interaction with corporate constituencies;

● Stock ownership by directors and executive officers;

● Retirement and term limits;

● Retirement and resignation policy;

● Board compensation;

● Loans to directors and executive officers;

● Chief Executive Officer evaluation;

● Board and committee evaluations;

● Director continuing education;

● Succession planning;

● Related person transactions;

● Communication with directors

● Director attendance at annual meetings of stockholders; and

● Change of principal occupation and board memberships.

Director Independence

The Board has determined that three of our five current directors — Robert Adams, Mark T. Giles and Alan Levin — are “independent directors” under the Listing Rules of The NASDAQ Capital Market. The Listing Rules of The NASDAQ Capital Market provide a non-exclusive list of persons who are not considered independent. For example, under these rules, a director who is, or during the past three (3) years was, employed by Diffusion or by any parent or subsidiary of Diffusion, other than prior employment as an interim chairman or Chief Executive Officer, would not be considered independent. No director qualifies as independent unless the Board affirmatively determines that the director does not have a material relationship with the listed company that would interfere with the exercise of independent judgment. In making an affirmative determination that a director is an “independent director,” the Board reviewed and discussed information provided by these individuals and by us with regard to each of their business and personal activities as they may relate to us and our management. Mr. Kalergis and Dr. Gainer are not considered independent due to their executive officer positions with the Company.

Board Leadership Structure

The Board believes that our stockholders are best served if the Board retains the flexibility to adapt its leadership structure to applicable facts and circumstances, which necessarily change over time. Accordingly, under our Corporate Governance Guidelines, the office of Chairman of the Board and Chief Executive Officer may or may not be held by one person. The Board believes it is best not to have a fixed policy on this issue and that it should be free to make this determination based on what it believes is best under the circumstances.

Currently, David G. Kalergis serves as both the Chairman of the Board and as our Chief Executive Officer. The Board believes that it is currently in the best interests of the Company’s stockholders to combine these offices as it promotes information flow between management and the Board, effective decision making and an alignment of corporate strategy. However, the Board strongly endorses the concept of an independent director being in a position of leadership for the rest of the outside directors. Under our Corporate Governance Guidelines, if at any time the Chief Executive Officer and Chairman of the Board positions are held by the same person, the Board, upon recommendation of the Nominating and Corporate Governance Committee, will elect an independent director as a lead independent director. Mark T. Giles currently serves as our lead independent director.

Executive Sessions

Generally, at regular meetings of the Board, our independent directors meet in executive session with no company management present during a portion of the meeting. Mr. Giles as our lead independent director presides over these executive sessions and serves as a liaison between the independent directors and our Chief Executive Officer.

Board Meetings and Attendance

The Board held 6 meetings during 2018. Each of the directors on the Board during 2018 attended 75 percent or more of the aggregate meetings of the Board and all committees on which he served for the period during 2018 in which he served as a director. In addition, the Company’s directors are expected to attend annual meetings of stockholders, and all of the Company’s directors who were serving as directors at the time of the 2018 annual meeting attended the 2018 annual meeting of stockholders or participated telephonically.

Board Committees

The Board has three standing committees: Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each of these committees has the composition and responsibilities described below. The Board, from time to time, may establish other committees to facilitate the management of the Company and may change the composition and the responsibilities of the existing committees. Each of the three standing committees has a charter which can be found on the Investor Relations—Corporate Governance section of our corporate website at www.diffusionpharma.com. Messrs. Adams, Giles and Levin currently serve as the members of all three of the standing committees. Mr. Adams is the chairman of the Compensation Committee, Mr. Giles is the chairman of the Nominating and Corporate Governance Committee and Mr. Levin is the chairman of the Audit Committee.

Audit Committee

Responsibilities. The primary responsibilities of the Audit Committee include:

●

overseeing our accounting and financial reporting processes, systems of internal control over financial reporting and disclosure controls and procedures on behalf of the Board and reporting the results or findings of its oversight activities to the Board;

●

having sole authority to appoint, retain and oversee the work of our independent registered public accounting firm and establishing the compensation to be paid to the independent registered public accounting firm;

●

establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and/or auditing matters and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

●

reviewing and pre-approving all audit services and permissible non-audit services to be performed for us by our independent registered public accounting firm as provided under the federal securities laws and rules and regulations of the SEC; and

●

overseeing our system to monitor and manage risk, and legal and ethical compliance programs, including the establishment and administration (including the grant of any waiver from) a written code of ethics applicable to each of our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions.

The Audit Committee has the authority to engage the services of outside experts and advisors as it deems necessary or appropriate to carry out its duties and responsibilities.

Composition and Audit Committee Financial Expert. The current members of the Audit Committee are Messrs. Adams, Giles and Levin. Mr. Levin is the chair of the Audit Committee.

Each current member of the Audit Committee qualifies as “independent” for purposes of membership on audit committees under the Listing Rules of The NASDAQ Capital Market and the rules and regulations of the SEC and is “financially literate” under the Listing Rules of The NASDAQ Capital Market. In addition, the Board has determined that Mr. Levin qualifies as an “audit committee financial expert” as defined by the rules and regulations of the SEC and meets the qualifications of “financial sophistication” under the Listing Rules of The NASDAQ Capital Market as a result of his experience in senior financial positions. Stockholders should understand that these designations related to the Audit Committee members’ experience and understanding with respect to certain accounting and auditing matters are disclosure requirements of the SEC and The NASDAQ Capital Market and do not impose upon any of them any duties, obligations or liabilities that are greater than those generally imposed on a member of the Audit Committee or of the Board.

Meetings. The Audit Committee met 4 times during 2018.

Processes and Procedures for Complaints. The Audit Committee has established procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters, and the submission by our employees, on a confidential and anonymous basis, of concerns regarding questionable accounting or auditing matters. Our personnel with such concerns are encouraged to discuss their concerns with their supervisor first, who in turn will be responsible for informing our Chief Executive Officer of any concerns raised. If an employee prefers not to discuss a particular matter with his or her own supervisor, the employee may instead discuss such matter with our Chief Executive Officer. If an individual prefers not to discuss a matter with the Chief Executive Officer or if the Chief Executive Officer is unavailable and the matter is urgent, the individual is encouraged to contact the Chair of the Audit Committee, Mr. Levin.

Compensation Committee

Responsibilities. The primary responsibilities of the Compensation Committee include:

●

determining the annual salaries, incentive compensation, long-term incentive compensation, special or supplemental benefits or perquisites and any and all other compensation applicable to our Chief Executive Officer and other executive officers;

●

determining any revisions to corporate goals and objectives with respect to compensation for our Chief Executive Officer and other executive officers and establishing and leading a process for the full Board to evaluate the performance of our Chief Executive Officer and other executive officers in light of those goals and objectives;

●

administering our equity-based compensation plans, including determining specific grants of options and other awards for executive officers and other employees under our equity-based compensation plans;

●

reviewing and discussing with our Chief Executive Officer and reporting periodically to the Board plans for executive officer development and corporate succession plans for the Chief Executive Officer and other key executive officers and employees; and

●	establishing and leading a process for determination of the compensation applicable to the non-employee directors on the Board.

The Compensation Committee has the authority to engage the services of outside experts and advisors as it deems necessary or appropriate to carry out its duties and responsibilities.

Composition. The current members of the Compensation Committee are Messrs. Adams, Giles and Levin. Mr. Adams is the chair of the Compensation Committee. Each of the three current members of the Compensation Committee is an “independent director” under the Listing Rules of The NASDAQ Capital Market and a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.

Meetings. The Compensation Committee met 10 times during 2018.

Processes and Procedures for Consideration and Determination of Executive Compensation. As mentioned above, the Compensation Committee has authority to determine all compensation applicable to our executive officers. In setting executive compensation for our executive officers, the Compensation Committee considers, among other things, the following primary factors: each executive’s position within the Company and the level of responsibility; the ability of the executive to affect key business initiatives; the executive’s individual experience and qualifications; compensation paid to executives of comparable positions by companies similar to our Company; Company and individual performance; the executive’s current and historical compensation levels; and input from the Compensation Committee’s independent consulting firm, Radford (“Radford”).

In making decisions regarding the form and amount of compensation to be paid to our executive officers (other than our Chief Executive Officer), the Compensation Committee considers and gives weight to the recommendations of our Chief Executive Officer recognizing that due to his reporting and otherwise close relationship with each executive, the Chief Executive Officer often is in a better position than the Compensation Committee to evaluate the performance of each executive (other than himself). In making decisions regarding the form and amount of compensation to be paid to our Chief Executive Officer, the Compensation Committee considers the recommendation of the Chief Executive Officer with respect to his own compensation and the Compensation Committee’s own assessment of the Chief Executive Officer’s annual performance and input from other Board members. The Compensation Committee meets in executive session regularly and makes all executive compensation decisions without the presence of the Chief Executive Officer or any executive or employee of our company.

The Compensation Committee has retained the services of Radford to provide advice with respect to executive compensation. Radford was engaged directly by the Compensation Committee in 2017 and 2018 and did not advise our management and only worked with management with the express permission of the Compensation Committee. Radford did not provide any services to our company in 2017 or 2018 other than those for which it was retained by the Compensation Committee. Radford’s engagement by the Compensation Committee includes reviewing and advising on all significant aspects of executive compensation. This includes base salaries, short-term cash incentives and long-term equity incentives for our executives, and cash compensation and long-term equity incentives for our non-employee directors. In so doing, at the request of the Compensation Committee, Radford recommended a peer group of companies, collected relevant market data from these companies to allow the Compensation Committee to compare elements of our executive compensation program to those of our peers and made other recommendations to the Compensation Committee regarding certain aspects of our executive compensation program. In making decisions regarding the form and amount of compensation to be paid to our executives, the Compensation Committee considers the information gathered by, and the recommendations of, Radford.

Upon receipt of the unfavorable vote of stockholders on an advisory basis of the compensation of our named executive officers during the year ended December 31, 2017, in June 2018 the Compensation Committee consulted with its outside advisor (Radford) to determine an appropriate response to this stockholder vote. The Compensation Committee also conducted an outreach after the vote to larger stockholders of the Company to understand their concerns with respect to the Company’s recent executive compensation. Also, in the second half of 2018, the Compensation Committee closely reviewed a potential peer group of 32 biotech companies.

As a result of this review process of the Company’s executive compensation, in February 2019, the Compensation Committee made the following proposed changes to executive compensation:

●

Total base salary and annual cash incentive bonus payments to senior executives are projected to drop from approximately $1.36 million for the year ended December 31, 2018 to approximately $1.22 million for the year ending December 31, 2019 – a projected downward change of approximately 17.2%. This reduction of total 2019 base salary and annual cash incentive bonus payments resulted at least in part from (i) Mr. Kalergis’ voluntary reduction in 2019 base salary of approximately 6.6% by Mr. Kalergis as well as a decrease in his bonus, (ii) no salary increase and a reduction in bonus for Dr. Gainer and (iii) Mr. Hornung’s job responsibilities expanding to take on the Chief Financial Officer previously held by Mr. Shealy that led to overall compensation savings to the Company.

●

Unlike in January 2018 when as part of the Committee’s annual review of executive compensation, options to purchase 8,334 shares were awarded to senior executives, there was no grant of options in January 2019.

●

Annual cash incentive bonuses approved and paid to senior executives in February 2019 were reduced from approximately $220,000 in February 2018 (to Messrs. Kalergis, Gainer and Shealy) to approximately $185,000 in February 2019 (to Messrs. Kalergis, Gainer and Hornung), a reduction of approximately 15.9%. The annual cash incentive bonus approved and paid to each of Mr. Kalergis, Gainer and Hornung decreased by at least 16% year over year.

Processes and Procedures for Consideration and Determination of Director Compensation. The Board has delegated to the Compensation Committee the responsibility, among other things, to establish and lead a process for determining compensation payable to our non-employee directors. The Compensation Committee makes recommendations regarding compensation payable to our non-employee directors to the entire Board, which then makes the final decision.

In making decisions regarding compensation to be paid to our non-employee directors, the Board considers the recommendations of Radford, but also other factors, such as its own views as to the form and amount of compensation to be paid, the current and anticipated time demands placed on non-employee directors and other factors that may be relevant.

Nominating and Corporate Governance Committee

Responsibilities. The primary responsibilities of the Nominating and Corporate Governance Committee are:

●	identifying individuals qualified to become Board members;

●	recommending director nominees for each annual meeting of our stockholders and director nominees to fill any vacancies that may occur between meetings of stockholders;

●

being aware of best practices in corporate governance and developing and recommending to the Board a set of corporate governance standards to govern the Board, its committees, our company and our employees in the conduct of our business and affairs; and

●	developing and overseeing a Board and Board committee evaluation process.

The Nominating and Corporate Governance Committee has the authority to engage the services of outside experts and advisors as it deems necessary or appropriate to carry out its duties and responsibilities.

Composition. The current members of the Nominating and Corporate Governance Committee are Messrs. Adams, Giles and Levin. Mr. Giles is the chair of the Nominating and Corporate Governance Committee. Each of the three current members of the Nominating and Corporate Governance Committee is an “independent director” within the meaning of the Listing Rules of The NASDAQ Capital Market.

Meetings. The Nominating and Corporate Governance Committee met 6 times during 2018.

Director Nominations Process

In selecting nominees for the Board, the Nominating and Corporate Governance Committee first determines whether the incumbent directors are qualified to serve, and wish to continue to serve, on the Board. The Nominating and Corporate Governance Committee believes that our Company and stockholders benefit from the continued service of qualified incumbent directors because those directors have familiarity with and insight into our Company’s affairs that they have accumulated during their tenure with Diffusion. Appropriate continuity of Board membership also contributes to the Board’s ability to work as a collective body. Accordingly, it is the practice of the Nominating and Corporate Governance Committee, in general, to re-nominate an incumbent director at the upcoming annual meeting of stockholders if the director wishes to continue his or her service with the Board, the director continues to satisfy the Nominating and Corporate Governance Committee’s criteria for membership on the Board, the Nominating and Corporate Governance Committee believes the director continues to make important contributions to the Board and there are no special, countervailing considerations against re-nomination of the director.

In identifying and evaluating new candidates for election to the Board, the Nominating and Corporate Governance Committee intends to first solicit recommendations for nominees from persons whom the Nominating and Corporate Governance Committee believes are likely to be familiar qualified candidates having the qualifications, skills and characteristics required for Board nominees from time to time. Such persons may include members of the Board and senior management of Diffusion. In addition, the Nominating and Corporate Governance Committee may engage a search firm to assist it in identifying qualified candidates. The Nominating and Corporate Governance Committee then intends to review and evaluate each candidate whom it believes merits serious consideration, taking into account available information concerning the candidate, any qualifications or criteria for Board membership established by the Nominating and Corporate Governance Committee, the existing composition of the Board and other factors that it deems relevant. In conducting its review and evaluation, the Nominating and Corporate Governance Committee may solicit the views of our management, other Board members and any other individuals it believes may have insight into a candidate. The Nominating and Corporate Governance Committee may designate one or more of its members and/or other Board members to interview any proposed candidate.

The Nominating and Corporate Governance Committee will consider recommendations for the nomination of directors submitted by our stockholders. The Nominating and Corporate Governance Committee will evaluate candidates recommended by stockholders in the same manner as those recommended as stated above.

There are no formal requirements or minimum qualifications that a candidate must meet in order for the Nominating and Corporate Governance Committee to recommend the candidate to the Board. The Nominating and Corporate Governance Committee believes that each nominee should be evaluated based on his or her merits as an individual, taking into account the needs of the Company and the Board. However, in evaluating candidates, there are a number of criteria that the Nominating and Corporate Governance Committee generally views as relevant and is likely to consider. Some of these factors include:

●	whether the candidate is an “independent director” under applicable independence tests under the federal securities laws and rules and regulations of the SEC;

●	whether the candidate is “financially sophisticated” and otherwise meets the requirements for serving as a member of an audit committee;

●	whether the candidate is an “audit committee financial expert” under the rules and regulations of the SEC;

●	the needs of the Company with respect to the particular talents and experience of our directors;

●	the personal and professional integrity and reputation of the candidate;

●	the candidate’s level of education and business experience;

●	the candidate’s business acumen;

●	the candidate’s level of understanding of our business and industry and other industries relevant to our business;

●	the candidate’s ability and willingness to devote adequate time to the work of the Board and its committees;

●

the fit of the candidate’s skills and personality with those of other directors and potential directors in building a board of directors that is effective, collegial and responsive to the needs of our company;

●	whether the candidate possesses strategic thinking and a willingness to share ideas;

●	the candidate’s diversity of experiences, expertise and background; and

●	the candidate’s ability to represent the interests of all stockholders and not a particular interest group.

While we do not have a stand-alone diversity policy, in considering whether to recommend any director nominee, including candidates recommended by stockholders, the Nominating and Corporate Governance Committee will consider the factors above, including the candidate’s diversity of experiences, expertise and background. The Nominating and Corporate Governance Committee seeks nominees with a broad diversity of experience, expertise and backgrounds. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

Board Oversight of Risk

The Board as a whole has responsibility for risk oversight, with more in-depth reviews of certain areas of risk being conducted by the relevant Board committees that report on their deliberations to the full Board. The oversight responsibility of the Board and its committees is enabled by management reporting processes that are designed to provide information to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies. The areas of risk that we focus on include regulatory, operational, financial (accounting, credit, liquidity and tax), legal, compensation, competitive, health, safety and environment, economic, political and reputational risks.

The committees of the Board oversee risks associated with their respective principal areas of focus. The Audit Committee’s role includes a particular focus on the qualitative aspects of financial reporting to stockholders, on our processes for the management of business and financial risk, our financial reporting obligations and for compliance with significant applicable legal, ethical and regulatory requirements. The Audit Committee, along with management, is also responsible for developing and participating in a process for review of important financial and operating topics that present potential significant risk to our company. The Compensation Committee is responsible for overseeing risks and exposures associated with our compensation programs and arrangements, including our executive and director compensation programs and arrangements, and management of succession planning. The Nominating and Corporate Governance Committee oversees risks relating to our corporate governance matters and policies and director succession planning.

We recognize that a fundamental part of risk management is understanding not only the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for our Company. The involvement of the full Board in setting our business strategy is a key part of the Board’s assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for our company.

We believe our current Board leadership structure is appropriate and helps ensure proper risk oversight for our company for a number of reasons, including: (1) general risk oversight by the full Board in connection with its role in reviewing our key long-term and short-term business strategies and monitoring on an on-going basis the implementation of our key business strategies; (2) more detailed oversight by our Board committees that are currently comprised of and chaired by our independent directors and (3) the focus of our Chairman of the Board on allocating appropriate Board agenda time for discussion regarding the implementation of our key business strategies and specifically risk management.

Code of Business Conduct and Ethics

Our Code of Business Conduct and Ethics applies to all of our directors, executive officers and other employees, and meets the requirements of the SEC. A copy of our Code of Business Conduct and Ethics will be available on the Investor Relations—Corporate Governance—Code of Business Conduct and Ethics section of our corporate website at www.diffusionpharma.com.

Audit Committee Report

This report is furnished by the Audit Committee of the Board with respect to our financial statements for the year ended December 31, 2018.

One of the purposes of the Audit Committee is to oversee our accounting and financial reporting processes and the audit of our annual financial statements. Our management is responsible for the preparation and presentation of complete and accurate financial statements. Our independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report on their audit.

In performing its oversight role, the Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2018 with our management. Management represented to the Audit Committee that our financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has discussed with KPMG, our independent registered public accounting firm for the year ended December 31, 2018, the matters required to be discussed under Public Company Accounting Oversight Board standards. The Audit Committee has received the written disclosures and the letter from our independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding communications with audit committees concerning independence. The Audit Committee has discussed with KPMG its independence and concluded that the independent registered public accounting firm is independent from our company and our management.

Based on the review and discussions of the Audit Committee described above, the Audit Committee recommended to the Board that our audited financial statements for the year ended December 31, 2018 be included in our annual report on Form 10-K for the year ended December 31, 2018 for filing with the Securities and Exchange Commission.

Audit Committee
Alan Levin, Chair
Robert Adams
Mark T. Giles

Policy Regarding Director Attendance at Annual Meetings of Stockholders

It is the policy of the Board that directors standing for re-election should attend our annual meeting of stockholders, if their schedules permit.

Process Regarding Stockholder Communications with Board

Stockholders may communicate with the Board or any one particular director by sending correspondence, addressed to our Corporate Secretary, Diffusion Pharmaceuticals Inc., 1317 Carlton Avenue, Suite 200, Charlottesville, Virginia 22902, with an instruction to forward the communication to the Board or one or more particular directors. Our Corporate Secretary will forward promptly all such stockholder communications to the Board or the one or more particular directors, with the exception of any advertisements, solicitations for periodical or other subscriptions and other similar communications.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Number of Directors

Our Amended and Restated Bylaws provide that the Board will consist of at least one member, or such other number as may be determined by the Board or our stockholders. The Board has fixed the number of directors at five.

Nominees for Director

The Board has nominated the following five individuals to serve as our directors until the next annual meeting of our stockholders or until their successors are elected and qualified. All of the nominees named below are current members of the Board.

●	David G. Kalergis
●	John L. Gainer, Ph.D.
●	Robert Adams
●	Mark T. Giles
●	Alan Levin

Proxies only can be voted for the number of persons named as nominees in this proxy statement, which is five.

If prior to the Annual Meeting, the Board should learn that any nominee will be unable to serve for any reason, the proxies that otherwise would have been voted for this nominee will be voted for a substitute nominee as selected by the Board. Alternatively, the proxies, at the discretion of the Board, may be voted for that fewer number of nominees as results from the inability of any nominee to serve. The Board has no reason to believe that any of the nominees will be unable to serve.

Information About Current Directors and Board Nominees

The table below sets forth, as of the Record Date, certain information that has been furnished to us by each current director and each individual who has been nominated by the Board to serve as a director of our company.

Name	Age	Director Since
David G. Kalergis	70	2016
John L. Gainer, Ph.D.	80	2016
Robert Adams(1)	68	2016
Mark T. Giles(1)	64	2016
Alan Levin(1)	56	2016

________________________

(1)	Current member of each of the Audit, Compensation and Nominating and Corporate Governance Committees.

Additional Information About Current Directors and Board Nominees

The paragraphs below provide information about each current director and nominee for director, including all positions he holds, his principal occupation and business experience for the past five years, and the names of other publicly held companies of which he currently serves as a director or served as a director during the past five years. We believe that all of our director nominees display personal and professional integrity; satisfactory levels of education and/or business experience; broad-based business acumen; an appropriate level of understanding of our business and its industry and other industries relevant to our business; the ability and willingness to devote adequate time to the work of the Board and its committees; a fit of skills and personality with those of our other directors that helps build a board of directors that is effective, collegial and responsive to the needs of our company; strategic thinking and a willingness to share ideas; a diversity of experiences, expertise and background; and the ability to represent the interests of all of our stockholders. The information presented below regarding each director and nominee for director also sets forth specific experience, qualifications, attributes and skills that led the Board to the conclusion that he or she should serve as a director in light of our business and structure.

David G. Kalergis — Mr. Kalergis has served as our Chairman of the Board and Chief Executive Officer since January 2016. Mr. Kalergis, along with Dr. Gainer, is the Company’s co-founder and has served as a director of Diffusion Pharmaceuticals LLC (“Diffusion LLC”) since its inception in 2001 and as its Chief Executive Officer since 2004. Prior to joining Diffusion LLC, Mr. Kalergis held positions with the University of Virginia, as the general counsel and director of business development for Pharmaceutical Research Associates, Inc., a pharmaceutical contract research organization, as an intelligence analyst for the U.S. Government and with the law firm Dewey, Ballantine, Bushby, Palmer & Wood, practicing in the areas of corporate finance, public offerings and mergers and acquisitions. In addition, from July 1998 until May 2012, Mr. Kalergis served on the board of directors and audit committee of Virginia National Bank. Mr. Kalergis received a B.A. in psychology, as well as an M.B.A. and J.D., from the University of Virginia, and is a graduate of the Harvard Business School’s Leadership and Strategy in the Pharmaceutical and Biotechnology Industry program.

The Board believes Mr. Kalergis’ perspective and experience as the Chief Executive Officer and a director of Diffusion, as well as his depth of operating and senior management experience in our industry and educational background, provide him with the qualifications to serve as a director.

John L. Gainer, Ph.D. — Dr. Gainer has served as a director and as our Chief Scientific Officer since January 2016. Dr. Gainer, along with Mr. Kalergis, is the Company’s co-founder and has served as one of Diffusions LLC’s directors and as its Chief Scientific Officer since its inception in 2001. From 1966 until his retirement in 2005, Dr. Gainer was a professor of chemical engineering at the University of Virginia. During his career, Dr. Gainer authored more than 100 scientific journal articles, including more than 30 published in medical journals, and spent two sabbaticals investigating drug actions and related research at Karolinska Institute in Stockholm and the laboratory of a major pharmaceutical company. He has been a member of the International Society for Oxygen Transport in Tissues since its inception in 1973. Dr. Gainer received a BSChE from West Virginia University, a MS in chemical engineering from the Massachusetts Institute of Technology, and a Ph.D. in chemical engineering from the University of Delaware.

The Board believes Dr. Gainer’s perspective and experience as a director and officer of Diffusion, as well as the depth and breadth of his scientific knowledge, provide him with the qualifications to serve as a director.

Robert Adams — Mr. Adams has served as a director since January 2016 and as a director of Diffusion LLC since 2002. Prior to his retirement in 2015, Mr. Adams was a partner in the intellectual property law firm of Nixon & Vanderhye P.C, where he had practiced for over 25 years, focusing on patent litigation and international patent licensing and negotiations. During that time period, Mr. Adams was lead litigation counsel in more than 50 major intellectual property lawsuits, where he directly handled, for example, all intellectual property valuations and settlements on behalf of his U.S. and foreign clients. Moreover, Mr. Adams served as the head negotiator for a well-known Japanese consumer products company for 15 years in various complicated licensing situations. Those negotiations typically involved the cross-licensing of up to hundreds of U.S. and foreign patent rights. His lead licensing activities on behalf of that client included, among other things, multi-year negotiations with Texas Instruments, Advanced Micro Devices and Freescale. Mr. Adams received a B.A. from the University of Maryland and a J.D. from George Washington University (with honors), and is a member of the Virginia State Bar.

The Board believes Mr. Adams’ perspective and experience as a director of Diffusion, as well as the depth and breadth of his intellectual property experience, provide him with the qualifications to serve as a director.

Mark T. Giles — Mr. Giles has served as a director since January 2016 and as a director of Diffusion LLC since 2008. Since July 2007, Mr. Giles has been the sole managing member of Panda Holdings, LLC, which engages in the investment and management of private capital. Prior to joining Panda Holdings, Mr. Giles served as the Chief Executive Officer of Virginia National Bank from July 1998 until June 2007 and thereafter continued to serve as the non-executive Chairman until December 2011. Prior to joining Virginia National Bank, Mr. Giles also served as the president of two publicly traded bank holding companies and subsidiary banks in Texas and practiced law with the banking group of a Houston law firm. He chairs the board of Expedition Trust Company and is a director of Door to Door Organics, Inc. Mr. Giles received a B.S. from the McIntire School of Commerce at the University of Virginia and a J.D. from the University of Virginia School of Law.

The Board believes Mr. Giles’ perspective and experience as a director of Diffusion, as well as the depth and breadth of his business and legal experience, provide him with the qualifications to serve as a director.

Alan Levin — Mr. Levin has served as a director since January 2016 and as a director of Diffusion LLC since June 2015. He previously served as Executive Vice President and Chief Financial Officer of Endo Health Solutions Inc. (“Endo”), a global specialty healthcare company, from June 2009 until his retirement in September 2013. Prior to joining Endo, Mr. Levin worked with Texas Pacific Group, a leading private equity firm, and one of their start-up investments. Before that, he was Senior Vice President & Chief Financial Officer of Pfizer, Inc. where he worked for 20 years in a variety of executive positions of increasing responsibility, including Treasurer and Senior Vice President of Finance & Strategic Management for the company’s research and development organization. Mr. Levin received a bachelor’s degree from Princeton University and a master’s degree from New York University’s Stern School of Business. Mr. Levin is a certified public accountant. He is a member of the board of directors of Aceto Corp, a NASDAQ-traded company specialized in generics and pharmaceutical intermediate products. He is also a member of the Advisory Board of Auven Therapeutics, a private equity fund; and the Critical Path Institute, a nonprofit collaboration between the Food and Drug Administration and pharmaceutical industry participants focused on streamlining and accelerating the development and regulatory pathways for innovative medicines.

The Board believes that the combination of Mr. Levin’s perspective and experience as a director of Diffusion; his experience in financial reporting, treasury and corporate finance (including his prior positions as chief financial officer of Endo and Pfizer, Inc.); and his executive-level experience in the pharmaceutical industry all provide him with the qualifications and skills to serve as a director.

Board Recommendation

The Board recommends a vote FOR the election of all five of the nominees for director named in this proxy statement.

PROPOSAL NO. 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Selection of Independent Registered Public Accounting Firm

The Audit Committee has selected KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of KPMG to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in our best interests and the best interests of our stockholders.

Representatives of KPMG will be present at the Annual Meeting to respond to appropriate questions. They also will have an opportunity to make a statement if they wish to do so.

Independent Auditor’s Fees

The table below presents fees billed to us for professional services rendered by KPMG, our current independent registered public accounting firm, for the years ended December 31, 2018 and December 31, 2017.

	Aggregate Amount Billed
	2018	2017
Audit Fees	$516,149	$366,623
Audit-Related Fees	$—	$—
Tax Fees(1)	$—	$27,003
All Other Fees	$—	$—

________________________

(1)	Tax Fees consist of fees payable to KPMG for NOL analysis.

Pre-Approval Policies and Procedures

The Audit Committee has adopted procedures pursuant to which all audit, audit-related and tax services and all permissible non-audit services provided by our independent registered public accounting firm must be pre-approved by the Audit Committee. All services rendered by KPMG during 2018 and 2017 were permissible under applicable laws and regulations and were approved in advance by the Audit Committee in accordance with the rules adopted by the SEC in order to implement requirements of the Sarbanes-Oxley Act of 2002 other than de minimis non-audit services allowed under applicable law.

Board Recommendation

The Board unanimously recommends a vote FOR ratification of the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2019.

PROPOSAL NO. 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION

Introduction

The Board is providing our stockholders with an advisory vote on executive compensation pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, and Section 14A of the Exchange Act. This advisory vote, commonly known as a “say-on-pay” vote, is an annual, non-binding vote on the compensation paid to our named executive officers as described in this proxy statement under the heading “Executive Compensation”, including the Summary Compensation Table and the other related tables and narrative disclosure. The next say-on-pay vote will be at the 2020 Annual Meeting of Stockholders. In general, our executive compensation program during the year ended December 31, 2018 was designed to, among other things, attract and retain executives who are important to the success of our company and the creation of value for our stockholders, create stockholder value by aligning executives’ interests with stockholders’ interests and motivate and reward our executives for the achievement of company and individual performance objectives, the creation of stockholder value in the short and long term and their contributions, in general, to the success of our company by supporting a “pay-for-performance” philosophy.

Upon receipt of the unfavorable vote of stockholders on an advisory basis of the compensation of our named executive officers during the year ended December 31, 2017, in June 2018 the Compensation Committee consulted with its outside advisor (Radford) to determine an appropriate response to this stockholder vote. The Compensation Committee also conducted an outreach after the vote to our larger stockholders to understand their concerns with respect to our recent executive compensation. Also, in the second half of 2018, the Compensation Committee closely reviewed a potential peer group of 32 biotech companies.

As a result of this review process of our executive compensation, the Compensation Committee made the following proposed changes to executive compensation:

●

Total base salary and annual cash incentive bonus payments to senior executives are projected to drop from approximately $1.36 million for the year ended December 31, 2018 to approximately $1.22 million for the year ending December 31, 2019 – a projected downward change of approximately 17.2%. This reduction of total 2019 base salary and annual cash incentive bonus payments resulted at least in part from (i) Mr. Kalergis’ voluntary reduction in 2019 base salary of approximately 6.6% by Mr. Kalergis as well as a decrease in his bonus, (ii) no salary increase and a reduction in bonus for Dr. Gainer and (iii) Mr. Hornung’s job responsibilities expanding to take on the Chief Financial Officer previously held by Mr. Shealy that led to overall compensation savings to us.

●

Unlike in January 2018 when as part of the Compensation Committee’s annual review of executive compensation, options to purchase 8,334 shares were awarded to senior executives, there was no grant of options in January 2019.

●

Annual cash incentive bonuses approved and paid to senior executives in February 2019 were reduced from approximately $220,000 in February 2018 (to Messrs. Kalergis, Gainer and Shealy) to approximately $185,000 in February 2019 (to Messrs. Kalergis, Gainer and Hornung), a reduction of approximately 15.9%. The annual cash incentive bonus approved and paid to each of Mr. Kalergis, Gainer and Hornung decreased by at least 16% year over year.

Please read the “Executive Compensation” section of this proxy statement. That section of this proxy statement, which includes compensation tables and related narrative discussion, describes the compensation programs and policies for our named executive officers and the executive compensation decisions made by the Compensation Committee and the Board in 2018.

We are requesting stockholder approval of the compensation of our named executive officers as disclosed in this proxy statement. This “say-on-pay” vote gives our stockholders the opportunity to express their views on our executive compensation. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the compensation philosophy, policies and practices described in this proxy statement.

Proposed Resolution

Accordingly, the Board unanimously recommends that our stockholders vote in favor of the say-on-pay vote as set forth in the following advisory resolution at the Annual Meeting:

RESOLVED, that the stockholders of Diffusion Pharmaceuticals Inc. hereby approve, on an advisory basis, the compensation paid to the named executive officers during the year ended December 31, 2018, as described in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the “Executive Compensation” section, the Summary Compensation Table and the other related tables and narrative disclosure.

As this is an advisory vote, the outcome of the vote is not binding on us with respect to future executive compensation decisions, including those relating to our named executive officers, or otherwise. However, the Compensation Committee and the Board will take into account the outcome of the vote when considering future executive compensation decisions.

Board Recommendation

The Board unanimously recommends a vote FOR approval, on an advisory basis, of the compensation paid to our named executive officers, as described in this proxy statement.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below provides summary compensation information concerning compensation awarded for the years ended December 31, 2018 and December 31, 2017 to the individuals that served as our named executive officers for the 2018 fiscal year.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary (1)	Non-Equity Incentive Plan Compensation(2)	Option Awards (3)	All Other Compensation (4)	Total
David G. Kalergis	2018	$439,192	$66,208	$64,905	$16,836	$587,141
Chief Executive Officer	2017	$317,945	$81,000	$99,966	$11,613	$510,524
John L. Gainer, Ph.D.	2018	$369,896	$69,473	$53,100	$14,568	$507,037
Chief Scientific Officer	2017	$265,958	$89,000	$82,899	$10,508	$448,365
William K. Hornung(5)	2018	$214,583	$49,429	$106,200	$1,250	$371,462
Chief Financial Officer	2017	$70,087	$60,000	$-	$-	$130,087
Ben L. Shealy	2018	$175,253	$-	$29,505	$203,428	$408,186
Former Senior Vice President – Finance, Treasurer & Secretary	2017	$178,400	$51,000	$56,323	$4,312	$290,035

________________________

(1)	Represents cash portion of base salary as described below under “—Employment Agreements” and health insurance reimbursements.

(2)	Represents the annual cash incentive bonuses earned by our named executive officers in respect of 2018 and 2017 (as applicable), as described further below under “—2018 Bonus Compensation”.

(3)

The amounts shown in this column reflect the grant date fair value of option awards granted during the applicable year, calculated in accordance with the provisions of ASC Topic 718 and determined without regard to forfeitures. The assumptions used in the Black-Scholes model for the fiscal years ended December 31, 2018 and 2017 are disclosed in our Annual Reports on Form 10-K for the years ended December 31, 2018 and 2017, respectively.

(4)

The amounts reported in this column represent 401(k) Plan matching contributions by the Company for the applicable year. The amounts reported in this column for Mr. Shealy represent, in addition to the 401(k) matching contributions of $7,101, the total severance benefits paid or payable to him of $196,327 as a result of his termination of employment with the Company, effective as of September 21, 2018, as described in more detail under “—Post-Termination Severance and Change in Control Arrangements.”

(5)

Mr. Hornung began his employment with the Company on August 30, 2017 as the Chief Business Officer, a title he held until September 21, 2018, on which date he assumed the role of Chief Financial Officer. The total amount of his salary disclosed in the table above reflects both the salary he earned in 2018 as the Chief Business Officer (through September 20, 2018) and the salary he earned in 2018 as the Chief Financial Officer (on and after September 21, 2018).

Employment Agreements

David G. Kalergis, Chief Executive Officer. Effective September 6, 2016, we entered into an employment agreement with David G. Kalergis pursuant to which he serves as our Chief Executive Officer. The employment agreement has an indefinite term. Mr. Kalergis is currently entitled to an annual base salary of $410,000, subject to increase at the discretion of the Board. Mr. Kalergis has the opportunity to earn a target annual bonus of 45 percent of his base salary. The Board may, in its discretion, pay a portion of Mr. Kalergis’ annual salary and annual bonus in the form of equity or equity-based compensation, provided that commencing with the year following the year in which a “change of control” (as defined in the employment agreement) occurs, Mr. Kalergis’ entire base salary and annual bonus will be paid in cash. For 2018, Mr. Kalergis’ entire base salary was paid in cash. The employment agreement contains certain severance and change of control provisions as described in more detail under the heading “—Post-Termination Severance and Change in Control Arrangements.” The employment agreement also contains certain non-competition and non-solicitation provisions (each applicable during employment and for 24 months thereafter), as well as confidentiality and non-disparagement provisions (each applicable during employment and at all times thereafter).

John L. Gainer, Chief Scientific Officer. Effective October 18, 2016, we entered into an employment agreement with John L. Gainer pursuant to which he serves as our Chief Scientific Officer. The employment agreement has an indefinite term. Dr. Gainer is currently entitled to an annual base salary of $369,896 (representing an increase from his annual base salary of $340,000 as of the date of his employment agreement), subject to increase at the discretion of the Board. Dr. Gainer has the opportunity to earn a target annual bonus of 35 percent of his base salary. The Board may, in its discretion, pay a portion of Dr. Gainer’s annual salary and annual bonus in the form of equity or equity-based compensation, provided that commencing with the year following the year in which a “change of control” (as defined in the employment agreement) occurs, Dr. Gainer’s entire base salary and annual bonus will be paid in cash. For 2018, Dr. Gainer’s entire base salary was paid in cash. The employment agreement contains certain severance and change of control provisions as described in more detail under the heading “—Post-Termination Severance and Change in Control Arrangements.” The employment agreement also contains certain non-competition and non-solicitation provisions (each applicable during employment and for 18 months thereafter), as well as confidentiality and non-disparagement provisions (each applicable during employment and at all times thereafter).

William K. Hornung, Chief Financial Officer. Effective September 21, 2018, we entered into an amended and restated employment agreement with William Hornung pursuant to which he serves as our Chief Financial Officer. The employment agreement has an indefinite term. Mr. Hornung is entitled to an annual base salary of $298,100, subject to increase at the discretion of the Board. Mr. Hornung has the opportunity to earn a target annual bonus of 35 percent of his base salary. The Board may, in its discretion, pay a portion of Mr. Hornung’s annual salary and annual bonus in the form of equity or equity-based compensation, provided that commencing with the year following the year in which a “change of control” (as defined in the employment agreement) occurs, Mr. Hornung’s entire base salary and annual bonus will be paid in cash. For 2018, the cash portion of Mr. Hornung’s base salary was $216,666. The employment agreement contains certain severance and change of control provisions as described in more detail under the heading “—Post-Termination Severance and Change in Control Arrangements.” The employment agreement also contains certain non-competition and non-solicitation provisions (each applicable during employment and for 18 months thereafter), as well as confidentiality and non-disparagement provisions (each applicable during employment and at all times thereafter).

Ben L. Shealy, Former Senior Vice President - Finance, Treasurer and Secretary. Effective October 12, 2016, we entered into an employment agreement with Ben L. Shealy pursuant to which he served as our Senior Vice President - Finance, Treasurer and Secretary. The employment agreement had an indefinite term. Mr. Shealy was entitled to an annual base salary of $231,000, subject to increase at the discretion of the Board. Mr. Shealy had the opportunity to earn a target annual bonus of 25 percent of his base salary. The Board may, in its discretion, pay a portion of Mr. Shealy’s annual salary and annual bonus in the form of equity or equity-based compensation, provided that commencing with the year following the year in which a “change of control” (as defined in the employment agreement) occurs, Mr. Shealy’s entire base salary and annual bonus would have been paid in cash. For 2018, Mr. Shealy’s entire base salary was paid in cash. The employment agreement contained certain severance and change of control provisions as described in more detail under the heading “-Post-Termination Severance and Change in Control Arrangements.” The employment agreement also contained certain non-competition and non-solicitation provisions (each applicable during employment and for 18 months thereafter), as well as confidentiality and non-disparagement provisions (each applicable during employment and at all times thereafter).

On September 21, 2018, Mr. Shealy’s employment with the Company ended. In connection with his cessation of employment, the Company and Mr. Shealy entered into a separation agreement memorializing his severance benefits and providing for certain modifications to the vesting and termination provision of Mr. Shealy’s existing equity awards, all as described in more detail below under the heading “—Post-Termination Severance and Change in Control Arrangements.”

Other Compensatory Arrangements

The Compensation Committee administers the Company’s 2015 Equity Incentive Plan, as amended, in which our named executive officers participate, the bonus payments made to our named executive officers provided for in the employment agreements discussed above under the heading “—Employment Agreements” and any other compensation-related matters as they otherwise determine in their discretion. The option grants made in 2018 to the named executive officers vest and become exercisable in equal parts each month until fully vested on the third anniversary of the grant date, subject to their continued employment through the applicable vesting date.

2018 Bonus Compensation

Executive bonuses are determined by the Compensation Committee. The Compensation Committee determines whether bonuses are earned and the amounts of the bonus payout by considering a number of factors, the principal factor being based upon the performance goals developed by the Compensation Committee. Other important factors include clinical trial progress, business development activities, status of public filings and stock price performance.

Indemnification Agreements

We have entered into agreements with each of our named executive officers under which we are required to indemnify them against expenses, judgments, penalties, fines, settlements and other amounts actually and reasonably incurred, including expenses of a derivative action, in connection with an actual or threatened proceeding if any of them may be made a party because he or she is or was one of our executive officers. We will be obligated to pay these amounts only if the executive officer acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to our best interests. With respect to any criminal proceeding, we will be obligated to pay these amounts only if the executive officer had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth procedures that will apply in the event of a claim for indemnification.

Outstanding Equity Awards at Fiscal Year End

The table below provides information regarding unexercised stock option awards held by each of our named executive officers that remained outstanding at December 31, 2018.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date
David G. Kalergis	5/17/2012	1,973	—	$31.50	5/17/2022
	10/9/2012	609	—	$31.50	10/9/2022
	10/9/2012	1,827	—	$31.50	10/9/2022
	10/5/2013	853	—	$51.00	10/5/2023
	10/5/2013	1,218	—	$91.50	10/5/2023
	12/1/2014	1,218	—	$61.50	12/1/2024
	12/1/2014	853	—	$61.50	12/1/2024
	10/30/2015	2,436	—	$81.00	10/30/2025
	10/30/2015	2,211	—	$81.00	10/30/2015
	5/16/2016	1,177	185	$144.00	5/16/2026
	12/8/2016	4,866	2,134	$41.10	12/8/2026
	5/10/2017	1,520	1,214	$44.40	5/10/2027
	1/2/2018	1,224	2,443	$17.70	1/2/2028
John L. Gainer, Ph.D.	5/17/2012	1,510	—	$31.50	5/17/2022
	10/9/2012	609	—	$31.50	10/9/2022
	10/9/2012	1,218	—	$31.50	10/9/2022
	10/5/2013	609	—	$51.00	10/5/2023
	10/5/2013	1,218	—	$91.50	10/5/2023
	12/1/2014	1,218	—	$61.50	12/1/2024
	12/1/2014	731	—	$61.50	12/1/2024
	10/30/2015	2,436	—	$81.00	10/30/2025
	10/30/2015	1,462	—	$81.00	10/30/2025
	5/16/2016	481	75	$144.00	5/16/2026
	12/8/2016	1,575	692	$41.10	12/8/2026
	5/10/2017	1,260	1,007	$44.40	5/10/2027
	1/2/2018	1,008	1,992	$17.70	1/2/2028
William Hornung	1/2/2018	2,004	3,996	$17.70	1/2/2028
Bill L. Shealy	5/17/2012	2,801	-	31.50	5/17/2022
	10/9/2012	1,340	-	31.50	10/9/2022
	10/5/2013	609	-	51.00	10/5/2023
	12/1/2014	731	-	615.00	12/1/2024
	10/30/2015	1,583	-	81.00	10/30/2025
	5/16/2016	598	80	144.00	5/16/2026
	12/8/2016	1,067	319	41.10	12/8/2026
	5/10/2017	1,540	680	44.40	5/10/2027
	1/2/2018	1,667	1,104	17.70	1/2/2028

(1)

The unvested shares underlying each option grant are scheduled to vest in equal monthly installments over the 36 month period following the grant date (with vesting occurring on the applicable monthly anniversary of the grant date, except for the options granted on December 8, 2016 and on May 10, 2017, which vest on the last day of each month following the grant date.)

401(k) Retirement Plan

We maintain the Diffusion Pharmaceuticals Inc. 401(k) plan pursuant to which all eligible employees are entitled to make pre-tax and after-tax contributions of their compensation. In addition, the Company makes discretionary matching contributions at a rate of 100% for contributions up to 3% of the participant’s eligible compensation and 50% for any additional contributions up to 5% of the participant’s eligible compensation. The matching contributions received by our named executive officers in 2017 and 2018 are reported in the “All Other Compensation” column of the Summary Compensation Table above.

Post-Termination Severance and Change in Control Arrangements

Current Named Executive Officers

As described under the heading “—Employment Agreements,” we have entered into employment agreements with each of Messrs. Kalergis and Hornung and Dr. Gainer that provide for certain severance and change of control benefits, subject to the execution and non-revocation of a release of claims by the executive or his estate (as applicable). Under Mr. Kalergis’ employment agreement, if his employment is terminated by us other than for “cause,” death or “disability,” or by Mr. Kalergis for “good reason” (as such terms are defined in the employment agreement), Mr. Kalergis will be entitled to any unpaid bonus earned in the year prior to the termination, a pro-rata portion of the bonus earned during the year of termination, continuation of base salary for 12 months, plus 12 months of COBRA premium reimbursement, provided that if such termination occurs within 60 days before or within 24 months following a “change of control” (as defined in the employment agreement), then Mr. Kalergis will be entitled to receive the same severance benefits as provided above, except that he will receive (a) a payment equal to two times the sum of his base salary and the higher of his target annual bonus opportunity and the bonus payment he received for the year immediately preceding the year in which the termination occurred instead of 12 months of base salary continuation, and (b) a payment equal to 36 times the monthly COBRA premium for him and his eligible dependents instead of 12 months of COBRA reimbursements (the payments in clauses (a) and (b) are paid in a lump sum in some cases and partly in a lump sum and partly in installments over 12 months in other cases). In addition, if Mr. Kalergis’ employment is terminated by us without cause or by Mr. Kalergis for good reason, in either case, upon or within 24 months following a change of control, then Mr. Kalergis will be entitled to full vesting of all equity awards received by him from us (with any equity awards that are subject to the satisfaction of performance goals deemed earned at not less than target performance, and with any equity award that is in the form of a stock option or stock appreciation right to remain outstanding and exercisable for 24 months following the termination date (but in no event beyond the expiration date of the applicable option or stock appreciation right)).

Under the employment agreements for Mr. Hornung and Dr. Gainer, in the event that the executive’s employment is terminated by us other than for “cause”, death or “disability” or upon his resignation for “good reason” (as such terms are defined in the applicable employment agreement), the executive will be entitled to any unpaid bonus earned in the year prior to the termination, a pro-rata portion of the bonus earned during the year of termination, continuation of base salary for 9 months, plus 12 months of COBRA premium reimbursement, provided that if such termination occurs within 60 days before or within 24 months following a “change of control” (as defined in the applicable employment agreement), then the executive will be entitled to receive the same severance benefits as provided above, except that he will receive (a) a payment equal to 1.5 times the sum of his base salary and the higher of his target annual bonus opportunity and the bonus payment he received for the year immediately preceding the year in which the termination occurred instead of 9 months of base salary continuation and (b) a payment equal to 18 times the monthly COBRA premium for the executive and his eligible dependents instead of 12 months of COBRA reimbursements (the payments in clauses (a) and (b) are paid in a lump sum in some cases and in installments over 9 or 12 months in other cases). In addition, if the executive’s employment is terminated by the Company without cause or by the executive for good reason, in either case, upon or within 24 months following a change of control, then the executive will be entitled to full vesting of all equity awards received by the executive from us (with any equity awards that are subject to the satisfaction of performance goals deemed earned at not less than target performance, and with any equity award that is in the form of a stock option or stock appreciation right to remain outstanding and exercisable for 24 months following the termination date (but in no event beyond the expiration date of the applicable option or stock appreciation right)).

Under the employment agreements for each of Messrs. Kalergis, Hornung and Dr. Gainer, in the event that the executive’s employment is terminated due to his death or disability, he (or his estate) will be entitled to any unpaid bonus earned in the year prior to the termination, a pro-rata portion of the bonus earned during the year of termination, 12 months of COBRA premium reimbursement and accelerated vesting of (a) all equity awards received in payment of base salary or an annual bonus and (b) with respect to any other equity award, the greater of the portion of the unvested equity award that would have become vested within 12 months after the termination date had no termination occurred and the portion of the unvested equity award that is subject to accelerated vesting (if any) upon such termination under the applicable equity plan or award agreement (with performance goals deemed earned at not less than target performance, and with any equity award that is in the form of a stock option or stock appreciation right to remain outstanding and exercisable for 12 months following the termination date or, if longer, such period as provided under the applicable equity plan or award agreement (but in no event beyond the expiration date of the applicable option or stock appreciation right)).

Further, under the terms of the stock option agreements with our executives (including, for these purposes, Mr. Shealy’s outstanding stock options), upon a completion of a “change of control” (as defined in the Diffusion Pharmaceuticals Inc. 2015 Equity Incentive Plan), options held by our executives will become immediately vested and remain exercisable through their expiration date regardless of whether the holder remains in the employment or service of the Company after the change of control. Alternatively, in connection with a change of control, the Compensation Committee may, in its sole discretion, cash out the options.

Ben L. Shealy

In connection with Mr. Shealy’s termination of employment, we entered into a separation agreement with Mr. Shealy memorializing the following severance benefits payable to him: (i) a pro-rata portion of the annual bonus earned for 2018 (payable at the same time as if he had not terminated employment), (ii) continuation of base salary for 9 months and (iii) 12 months of COBRA premium reimbursement. Mr. Shealy’s separation agreement further provides for continued vesting of any unvested stock options held by him as of the separation date and continued exercisability of any stock options held by him as of the separation date that are or become vested upon or following the separation date, in each case, in accordance with the terms of the applicable option agreements as if his employment had not terminated (and in no event beyond the applicable option expiration date).

DIRECTOR COMPENSATION

Overview of Director Compensation Program

As described in more detail under the heading “Corporate Governance—Compensation Committee—Responsibilities,” the Board has delegated to the Compensation Committee the responsibility, among other things, to establish and lead a process for the determination of compensation payable to our non-employee directors. The Compensation Committee makes recommendations regarding compensation payable to our non-employee directors to the entire Board, which then makes final decisions regarding such compensation.

The principal elements of our director compensation program for 2018 included:

●	cash compensation in the form of annual cash retainers; and
●	long-term equity-based incentive compensation, in the form of stock options.

We do not compensate our employee directors, Mr. Kalergis and Dr. Gainer, separately for serving on the Board.

Cash Compensation

The cash compensation paid to the non-employee members of the Board for 2018 consisted of the following cash retainers.

Description	Annual Cash Retainer
Board Member	$35,000
Lead Independent Director of the Board	$3,000
Audit Committee Chair	$15,000
Compensation Committee Chair	$10,000
Nominating and Corporate Governance Committee Chair	$7,000
Audit Committee Member (other than Chair)	$7,500
Compensation Committee Member (other than Chair)	$5,000
Nominating and Corporate Governance Committee Member (other than Chair)	$2,500

The annual cash retainers are paid in accordance with the Company’s standard payroll practices. The Compensation Committee has also reserved the right to make a portion of such payments in the form of equity rather than cash under certain conditions. During the fiscal year 2018, all retainers were paid in cash.

Long-Term Equity-Based Incentive Compensation

In addition to cash compensation, our non-employee directors receive long-term equity-based incentive compensation in the form of options to purchase shares of our common stock. Upon a non-employee director’s initial appointment to the Board, he or she shall receive a stock option award valued at $100,000 vesting in equal annual installments over three years. In addition, each non-employee director annually receives a stock option award valued at $50,000 vesting in equal monthly installments over one year (previously, three years), unless otherwise provided by the Compensation Committee. All such options have a ten-year term and an exercise price equal to the fair market value of our common stock on the grant date.

See note 1 to the Director Compensation Table under the heading “—Summary Director Compensation Table for Fiscal 2018” for a summary of all options granted to our non-employee directors during the year ended December 31, 2018. See note 2 to the Director Compensation Table under the heading “—Summary Director Compensation Table for Fiscal 2018” for a summary of all options to purchase shares of our common stock held by our non-employee directors as of December 31, 2018.

Indemnification Agreements

We have entered into agreements with each of the members of the Board under which we are required to indemnify them against expenses, judgments, penalties, fines, settlements and other amounts actually and reasonably incurred, including expenses of a derivative action, in connection with an actual or threatened proceeding if any of them may be made a party because he or she is or was one of our directors. We will be obligated to pay these amounts only if the director acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to our best interests. With respect to any criminal proceeding, we will be obligated to pay these amounts only if the director had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth procedures that will apply in the event of a claim for indemnification.

Summary Director Compensation Table for Fiscal 2018

The table below provides summary information concerning the compensation of each individual who served as a director of the Company during the year ended December 31, 2018, other than David G. Kalergis, our Chief Executive Officer, and John L. Gainer, Ph.D., our Chief Scientific Officer.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	All Other Compensation ($)	Total ($)(3)
Isaac Blech(3)	$0	$0	$0	$0
Mark T. Giles	$58,000	$50,869	$0	$108,869
Alan Levin	$58,500	$50,869	$0	$108,869
Robert Adams	$56,000	$50,869	$0	$106,869
Robert Ruffolo(4)	$56,000	$50,869	$0	$106,869

________________________

(1)

The amounts shown in this column reflect the grant date fair value of option awards granted during 2018, calculated in accordance with the provisions of ASC Topic 718, determined without regard to forfeitures. See the assumptions used in the Black-Scholes model in the notes to the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.

(2)

As of December 31, 2018, our non-employee directors held stock options to acquire the following number of shares of our common stock: Mr. Giles, options to acquire 14,050 shares of our common stock; Mr. Levin, options to acquire 12,757 shares of our common stock; Mr. Adams, options to acquire 15,220 shares of our common stock; and Dr. Ruffolo, options to acquire 7,805 shares of our common stock.

(3)	Mr. Blech resigned from the Board effective on November 8, 2018.

(4)	Mr. Ruffolo resigned from the Board effective on January 15, 2019.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Audit Committee is charged with the responsibility of reviewing and approving or ratifying all related person transactions in accordance with the Listing Rules of The NASDAQ Capital Market and other applicable law, rules and regulations and any related policies and procedures adopted by or on behalf of the Company and then in effect.

Since January 1, 2018 there have been no transactions to which we have been a party in which (i) the amount involved in the transaction exceeds $120,000 and (ii) any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock had or will have a direct or indirect material interest.

OTHER MATTERS

Stockholder Proposals for 2020 Annual Meeting and Director Nominations

Under the rules of the SEC, stockholders wishing to have a proposal included in the Company’s Proxy Statement for the Annual Meeting of Stockholders to be held in 2020 must submit the proposal so that the corporate Secretary of the Company receives it no later than 120 days prior to the one year anniversary of the date hereof, which shall be January 1, 2020. The SEC rules set forth standards as to what stockholder proposals are required to be included in a proxy statement. Under the Company’s Amended and Restated Bylaws, certain procedures must be followed for a stockholder to nominate persons as directors or to introduce a proposal at an annual meeting of stockholders. A stockholder wishing to make a nomination for election to the Board or to have a proposal presented at an annual meeting of stockholders must submit written notice of such nomination or proposal so that the corporate Secretary of the Company receives it not less than that date which is 120 days prior to the one year anniversary of the date the Company’s proxy statement was released to stockholders in connection with the preceding year’s annual meeting of stockholders, which shall be January 1, 2020; provided, however, that in the event that the Company did not hold an annual meeting of stockholders the preceding year or if the date of the annual meeting of stockholders is changed by more than 30 days from the date of the preceding year’s annual meeting of stockholders, notice by the stockholder must be delivered not earlier than the close of business on the ninetieth (90th) day prior to such annual meeting and not later than the close of business on the later of the sixtieth (60th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. The Company’s Amended and Restated Bylaws also set forth certain informational requirements for stockholders’ nominations of directors and proposals.

Annual Report

We have sent or made available electronically to each of our stockholders a copy of our annual report on Form 10-K (without exhibits) for the year ended December 31, 2018. The exhibits to our Form 10-K are available by accessing the SEC’s EDGAR filing database at www.sec.gov. We will furnish a copy of any exhibit to our Form 10-K upon receipt from any such person of a written request for such exhibits upon the payment of our reasonable expenses in furnishing the exhibits. This request should be sent to: Diffusion Pharmaceuticals Inc., 1317 Carlton Avenue, Suite 200, Charlottesville, Virginia 22902, Attn:  Stockholder Information.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report to stockholders may have been sent to multiple stockholders in each household. We will deliver promptly a separate copy of either document to any stockholder upon written or oral request to our Investor Relations Department, Diffusion Pharmaceuticals Inc., 1317 Carlton Avenue, Suite 200, Charlottesville, Virginia 22902, telephone: (434) 220-0718. Any stockholder who wants to receive separate copies of our proxy statement or annual report to stockholders in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the stockholder’s bank, broker, or other nominee record holder, or the stockholder may contact us at the above address and phone number.

Cost and Method of Solicitation

In addition to solicitation by mail, our directors, officers, employees and agents may solicit proxies from our stockholders by personal interview, telephone, telegram or other electronic means. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of our common stock for the forwarding of solicitation materials to the beneficial owners of our common stock. We will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please exercise your right to vote as soon as possible by completing, signing, dating and returning your proxy card or by using Internet or telephone voting as described on the proxy card or Notice Regarding the Availability of Proxy Materials.

By Order of the Board of Directors, /s/ David G. Kalergis David G. Kalergis Chairman and Chief Executive Officer

April 30, 2019

Charlottesville, Virginia

Diffusion Pharmaceuticals Inc.

DIFFUSION PHARMACEUTICALS INC.
1317 CARLTON AVENUE, SUITE 200
CHARLOTESVILLE, VA 22902

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/12/2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/12/2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 David G. Kalergis 02 John L. Gainer, Ph.D. 03 Robert Adams 04 Mark T. Giles 05 Alan Levin

The Board of Directors recommends you vote FOR proposals 2. and 3.:

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000421761_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice and Proxy Statement is/are available at www.proxyvote.com

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DIFFUSION PHARMACEUTICALS INC.
Annual Meeting of Stockholders
June 13, 2019 at 9:00 AM, Eastern Time

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) David G. Kalergis and William Hornung, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of DIFFUSION PHARMACEUTICALS INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 9:00 AM, Eastern Time on June 13, 2019, at our offices located at 1317 Carlton Aveune, Suite 200, Charlottesville, Virginia 22902, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

0000421761_2 R1.0.1.18

Continued and to be signed on reverse side